Exhibit 10.1

RETENTION AGREEMENT AND RELEASE
In recognition of your years of service with SLM Corporation (“SLM”), and your agreement to remain as the Company’s Executive Vice President & Chief Commercial Officer through December 31, 2025 (or such earlier date as set forth herein, the “Transition Date”) and as an employee of the Company through April 3, 2026 (the “Effective Date”), the Company has agreed to offer the retention benefits set forth in this Retention Agreement (the “Agreement”) to you, Donna Vieira. This Agreement sets forth the mutual understanding of the parties concerning the resignation of your employment as an employee of the Company effective as of the Effective Date.
1.EFFECTIVE DATE AND TERM; DUTIES AND RESPONSIBILITIES
(a)Effective Date and Term. Your service with SLM and Sallie Mae Bank (the “Bank”) as their Executive Vice President & Chief Commercial Officer will hereby continue in effect through the Transition Date, as of which date you hereby resign as Executive Vice President & Chief Commercial Officer, and from all other officer positions, committee memberships, directorships, and other positions that you hold with SLM, the Bank and each of their subsidiaries and affiliates (together with SLM and the Bank, the “Company”); provided that, effective as of the Transition Date, you will remain an employee of the Company, serving as Executive Vice President of SLM and the Bank and shall continue to serve in such officer positions, committee memberships, directorships, and other positions to the extent requested by the Chief Executive Officer. Effective as of the Effective Date, you hereby resign as Executive Vice President and, to the extent applicable, any and all other officer positions, committee memberships, directorships, and other positions that you hold with the Company, if any. You agree that you will cooperate with the Company in connection with any such resignations. On and after the Effective Date, you will not represent yourself as being an employee, officer, director, agent or representative of the Company.
(b)Duties and Responsibilities. Through and until the Effective Date, you will continue to devote all of your attention and time during working hours to the affairs and business of the Company and use your best efforts to perform such duties and responsibilities as are consistent with your position and as shall, from time to time, be reasonably assigned to you by the Chief Executive Officer of the Company or the Board of Directors (the “Board”) of the Company consistent therewith.
2.COMPENSATION AND BENEFITS
(a)Annual Base Salary. Your annual base salary will remain $535,545, less applicable taxes, payable in installments in accordance with the

Company’s payroll procedures in effect from time to time (the “Base Salary”).
(b)Annual Incentive Plan. You will continue to participate in the Company’s Annual Incentive Plan (the “AIP”) for 2025, subject to the terms and conditions of the AIP. You will also be eligible to receive a prorated bonus under the AIP for 2026, subject to the terms and conditions of such AIP, with such proration to be determined based on the number of days during which you were an employee in 2026. All such payments under the AIP for 2025 or 2026 shall be subject to applicable payroll taxes, and paid at such time as bonuses are paid to similarly situated employees of the Company.
(c)Annual Long-Term Incentive Compensation. You are eligible to participate in the Company’s 2026 Long-Term Incentive Plan (the “2026 LTIP”), subject to the terms and conditions of the 2026 LTIP, when established. Long-term incentive awards are governed by terms and conditions of the SLM Corporation 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plans”) and the award agreements issued thereunder. The form of long-term incentive awards, which may include stock options, restricted stock units or performance stock units, or a combination thereof, will be determined by the Compensation Committee of the Board (the “Committee”).
(d)Retention Payment. Except as set forth below, you will also be eligible to receive a cash retention bonus of $750,000, less applicable taxes, if you remain employed by the Company through the Effective Date (the “Retention Bonus”).
The Retention Bonus will be subject to the following additional terms: (A) the Company’s Chief Executive Officer makes a good faith determination that you have (i) adequately performed your duties to the Company through the Effective Date and (ii) you reasonably assisted in the transition of your duties and responsibilities, (B) you execute the terms of the release set forth in this Agreement and do not revoke before it becomes irrevocable, and (C) as of the Effective Date, (x) the Company determines that you have satisfied those conditions set forth in Sections 2(d)(A) and 2(d)(B), and (y) you execute and deliver to the Company, on or immediately following the Effective Date, a reaffirmation of the Agreement (the “Reaffirmation”) which is not revoked before it becomes irrevocable.
The Retention Bonus will be paid to you within thirty (30) days following the date you execute the Reaffirmation of the Release and such Reaffirmation has not been revoked by you; provided that, in the event you do not execute the Reaffirmation within sixty (60) days following the Effective Date (or such later date as approved by the Committee), you will not be eligible to receive the Retention Bonus.
In the event your employment is terminated by the Company other than due to a Termination of Employment For Cause (as such term is defined in the SLM Corporation Amended and Restated Executive Severance Plan for Senior Officers, effective as of June 18, 2024 (the “Severance Plan”)) (including by reason of death or disability), subject to the Company’s determination that you have been complying in good faith with the terms set forth in this Section 2(d), you will be eligible to receive the Retention Bonus.
The Retention Bonus will not be payable to you in the event you voluntarily resign from your employment for any reason prior to the Effective Date.
(e)Medical/Dental/Vision Continuation. Your current medical, dental, and vision coverage will continue through the end of the month of the Effective Date. Beginning on the first (1st) day of the month following the Effective Date, you will have the right to continue your current medical, dental and vision coverage through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
For the avoidance of doubt, as an executive vice president of the Company, you will be eligible to participate in the Company’s Executive Retirement Health Benefit Plan, effective as of January 1, 2026 (the “Health Plan”). The Company acknowledges that, as of the Effective Date, your age plus years of service are sufficient to qualify in the Health Plan, under such terms and conditions set forth therein. Your participation in, and subsequent termination of benefits under, the Health Plan will be subject to the terms and conditions of the Health Plan.
(f)Benefit Programs. You and your eligible family members are eligible for participation in employee benefit plans, policies and programs provided by the Company on such terms and conditions as are generally provided to other executives of the Company. Please be aware that nothing in this Agreement shall limit the Company’s ability to change, modify, cancel, or amend any such policies or plans.
3.TERMINATION OF EMPLOYMENT
(a)No Additional Compensation. You acknowledge that the resignation of your employment is intended to be a voluntary resignation and you do not qualify to receive severance benefits under the Severance Plan or any other severance plan, arrangement, program or agreement due to such resignation of employment. You further agree that, in the event that you receive the Retention Bonus, either through meeting the conditions set forth in Section 2(d) above or as otherwise determined by the Company, you waive any right you may have to any payments or benefits set forth in the Severance Plan, and the Retention Bonus is your sole payment in respect of your termination of employment. Unless otherwise stated in this Agreement, you agree that you waive any rights or benefits you may have under the Severance Plan or other severance plan, policy, arrangement, or agreement of the Company providing for payments or benefits upon a termination of employment.
(b)Treatment of Long-Term Incentive Awards. The long-term incentive awards granted to you under any long-term incentive awards you have previously received during your employment shall be treated in accordance with the respective terms and conditions applicable to such awards as set forth in the applicable award agreements; provided that, for the avoidance of doubt, the exercise period for each vested stock option shall remain outstanding and exercisable until the 10 year expiration date of such stock option.
(c)Continued Employment. If the Company hires a new Chief Commercial Officer prior to the Transition Date (“New CCO’s start date”), then, subject to your continued compliance with the obligations set forth in this Agreement, you agree that you will no longer serve as the Chief Commercial Officer as of the New CCO’s start date. You will remain an employee of the Company, and continue to receive your existing compensation and benefits, and the “Transition Date” set forth herein shall refer to the New CCO’s start date. You acknowledge and agree that the hiring of a new Chief Commercial Officer, and your subsequent resignation as the Chief Commercial Officer on the New CCO start date, will not constitute a Termination of Employment under the Severance Plan and you will not be eligible to receive severance payments or benefits under any severance policy, plan, arrangement or agreement.
The Company reserves the right to terminate your employment prior to the Effective Date for any reason. If your employment is terminated by the Company prior to the Effective Date for any reason other than a Termination of Employment For Cause, as such term is defined in the Severance Plan, you will receive a lump sum payment of the unpaid installments of your Base Salary through the Effective Date and the Retention Bonus (subject to the terms set forth in Section 2(d) hereto), and you will not be entitled to any compensation or benefits under the Severance Plan.
4.ADJUSTMENT/CLAWBACK
Any amounts you receive with respect to the Retention Bonus, AIP and LTIP shall be subject to adjustment, recoupment or clawback as may be required by applicable law or listing standards or as set forth in any compensation adjustment, recoupment or clawback policy of the Company as may be in effect at such time, including without limitation, the Company’s Incentive Compensation Adjustment Policy or the Company’s Financial Restatement Compensation Recovery Policy.
5.RESTRICTIVE COVENANTS
(a)Confidential, Intellectual Property and Non-solicitation
You acknowledge and agree that, subject to Section 6(b)(3) below, you are subject to restrictive covenants with respect to confidentiality and non-solicitation, including, without limitation, those set forth in your Agreement Regarding Confidentiality, Intellectual Property, Non-Solicitation. You acknowledge and agree that all such restrictive covenants shall remain in full force and effect throughout the term of this Agreement and thereafter except as modified by this Agreement, and, by your execution of this Agreement, you hereby reaffirm and ratify such restrictions, and acknowledge that, in the event you violate such restrictive covenants, the Company may require your repayment of the Retention Bonus.
You acknowledge and agree that, with respect to any postemployment restrictive covenants, including with respect to non-solicitation, the post-employment restricted period shall exist during your employment and shall begin on the Effective Date regardless of whether your employment is terminated for any reason prior to the Effective Date.
(b)Non-Competition: You shall not, directly or indirectly, provide Competing Services (as defined herein) for any person, trade or business that engages in a Competing Business (as defined herein) with SLM, the Bank or their subsidiaries or affiliates during your employment and for a period of two (2) years following the Effective Date (the “Non-Compete Period”). For the purposes of this Section 5(b), “Competing Services” means owning, managing, operating, financing, working, consulting, advising, representing, or providing the same or similar services with or without compensation in any capacity as those you provided to SLM or the Bank within the last two (2) years of your employment, including any role as director and/or officer, to any Competing Business. “Competing Business” means any person, trade or business, including any business unit of such person, trade or business, engaged in the origination, servicing, marketing, underwriting and/or sale/purchase of private education loans. For the avoidance of doubt, “Competing Business” shall not include any retail banking businesses that are not in the business of private education loans; provided, however, in the event that such retail banking business engages or plans to engage in the business of private education loans at any time during the Non-Compete Period, even if such business of private education loans was not part of the retail banking business on the date of your initial service with such retail banking business, such retail banking business shall be considered a “Competing Business” and such services to the retail banking business will be considered in violation of this Section 5(b).
(c)Non-Solicitation

You agree that, during the two (2) year period following the Effective Date (the “Non-solicitation Period”), you shall not solicit or encourage any employee, consultant or other individual independent contractor with whom you communicated within the year preceding both the Transition Date and Effective Date to leave the employ or engagement of the Company, or hire any such employees. Further, during the Non-solicitation Period, you shall not, directly or indirectly, contact or accept business that Company could otherwise perform from any of the Company’s customers or prospective customers with whom you communicated within the two (2) years preceding both the Transition Date and the Effective Date.
6.RELEASE
(a)You agree to irrevocably and unconditionally fully and forever waive, release, and discharge the Company, the Bank, and all of their subsidiaries, affiliates, predecessors, successors, and all related companies, and all of their former and current officers, employees, directors, agents, representatives, advisors and employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of any of them (collectively, the “Released Parties”) from any and all actions, charges, claims, demands, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, which you now have or may have had through the date you sign this Agreement, except claims that the law does not permit you to waive by signing this Agreement. For example, you are releasing (a) any and all claims you might have under the Age Discrimination in Employment Act (“ADEA”), the Worker Adjustment and Retraining Notification Act of 1980 (including any state or local equivalents), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act, the Genetic Information Non-Discrimination Act (“GINA”) of 2008, the Employee Retirement Income Security Act of 1974 (“ERISA”), any other federal, state or local laws, and claims for individual relief under the Sarbanes-Oxley Act of 2002, individual relief under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and The American Recovery and Reinvestment Act of 2009; (b) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released; (c) any and all claims arising under common law, tort, contract, and quasi-contract law; and (d) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, backpay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

It is understood and agreed that, by entering into this Agreement, the Company does not admit any violation of law, or any of your rights, and has entered into this Agreement solely in the interest of resolving finally all claims and issues relating to your employment and separation.

The Company and you, the Parties (“Parties”), expressly agree, however, that nothing in this Agreement shall preclude your participation as a member of a class in any suit or regulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of the Company securities.

(b)Covenant Not To Sue or Otherwise Seek Recovery: You agree not to sue the Released Parties or otherwise seek recovery with respect to any claims, demands, liabilities or obligations released by this Agreement. The Parties agree, however, that nothing contained in this covenant or elsewhere in this Agreement or otherwise shall:
1.prevent you from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of this release of any age claims in this Agreement before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;
2.prevent you from enforcing any future claims or rights that arise under ADEA after you have signed this Agreement; or
3.prohibit or restrict you from: (i) making any disclosure of information required by law; (ii) filing a charge, initiating, making disclosures, testifying in, providing information to, or assisting in an investigation or proceeding brought by or to any governmental or regulatory body or official, or in any judicial or administrative action; (iii) communicating directly with and providing information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission or any other governmental or regulatory body or official regarding possible legal violations, without disclosure to the Company; (iv) making disclosures that are required or protected under the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, and any other law, rule or regulation, subject to the jurisdiction of the Securities and Exchange Commission; or (v) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the

Securities and Exchange Commission or any self-regulatory organization.
(c)Additional Representations and Promises: You further acknowledge and agree that:

1.You will return all the Company and Released Parties’ property in your possession or control to them, except as set forth in Section 6(b)(3) and Section 7.

2.Except as set forth in Section 6(b)(3) and Section 7, you have disclosed or will disclose to the Company on or before the Effective Date any information you have concerning any conduct involving the Company that you have reason to believe may be unlawful or that involves any false claims to the United States. You promise to cooperate fully in any investigation the Company undertakes into matters occurring during your employment with the Company, except as set forth in Section 6(b)(3) and Section 7. In addition, to the fullest extent permitted by law, you hereby irrevocably assign to the U.S. government any right you might have to any proceeds or awards in connection with any false claims proceedings against the Company.

3.If you breach any provisions of this Agreement, you agree that you will pay for all costs incurred by any Released Parties, or any entities or individuals covered by this Agreement, including reasonable attorneys’ fees, in defending against your claim and seeking to uphold your release.

4.You agree to keep the terms of this Agreement completely confidential except as may be required or permitted by statute, regulation or court order, and except as set forth in Section 6(b)(3) or Section 7. In addition, and notwithstanding the foregoing, you may disclose such information as permitted under Section 6(b) or Sections 7 through 13 to your immediate family and professional representatives, so long as they are informed and agree to be bound by this confidentiality clause. This Agreement shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement.

5.You understand that, except as set forth in this Agreement, the Company in the future may change employee benefits or pay. You understand that, pursuant to the terms of the Agreement, your job will be refilled.

6.You have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which you might still be entitled to compensation or relief in the future. You have properly reported all hours that you have worked, and you have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid you in the past, other than with respect to any benefit plan terminations or distributions authorized as of the Effective Date.

7.You intentionally are releasing claims that you do not know you might have and that, with hindsight, you might regret having released. You have not assigned or given away any of the claims that you are releasing.
8.If you initially did not think any representation you were making in this Agreement was true, or if you initially were uncomfortable making it, you resolved all your concerns before signing this Agreement. You have carefully read this Agreement; you fully understand what it means; you are entering into it knowingly and voluntarily; and all your representations in it are true. The Company would not have signed this Agreement but for your promises and representations.

7.CONFIDENTIALITY

You recognize that you work as an employee of the Company that brought or may have brought you into close contact with confidential information of the Company not publicly known. This may include, but is not limited to, know-how, technical data, methods, processes, formulations, techniques, developments, inventions, research projects, new products, plans for future developments, responses to “Requests for Proposals,” “Letters of Understanding,” bid information for government contracts, negotiations for new business ventures or strategic alliances, litigation and potential litigation matters, computer code and/or design of proprietary loan systems, personnel records and salary information, information about costs, profits, markets, sales, and lists of customers, potential customers and/or employees. This list is merely illustrative and confidential information is not limited to the illustrations.
You expressly acknowledge and agree that the Company’s confidential information is proprietary and confidential and that, if any of the confidential information was imparted or became known by any persons, including me, engaging in a business in any way competitive with the Company, such disclosure would result in hardship, loss, irreparable injury and damage to the Company, the measurement of which would be difficult, if not impossible, to determine. You further expressly agree that the Company has a legitimate interest in protecting the confidential information and its business goodwill, and that it is necessary for the Company to protect its business from such hardship, loss, irreparable injury and damage. You further acknowledge that the preservation and protection of the confidential information is an essential part of your duties of employment and that, as a result of your employment with the Company, you have a duty of fidelity, loyalty, and trust to the Company in handling the confidential information.
You agree to keep secret all such confidential information and trade secrets of the Company and agree not to, directly or indirectly, other than as necessary in the Company’s business and in the scope of your employment, disclose or use any such confidential information at any time (including any time following the Effective Date) except as (1) provided in Section 6(b)(3), this Section 7 or otherwise as set forth in this Agreement; (2) required or permitted by statute, regulation or court order; or (3) pursuant to written consent given by the Company’s General Counsel. In addition, you recognize that you may have been exposed, by reason of your employment, to certain information, which is confidential or proprietary to third parties. You agree that you will not disclose or use at any time, without the prior written consent of such third party and the Company, any such confidential or proprietary information. You agree that all written and computer-stored materials (including correspondence, memoranda, manuals, notes, and notebooks) which were in your possession from time to time (whether or not written or prepared by you) embodying confidential information should be and remain the Company’s sole property and you will use all reasonable precautions to assure that all such written and computer-stored materials are properly protected and kept from unauthorized persons. You further agree to deliver same, including all copies, promptly to the Company upon termination of your employment, or at any time it may request. In the event that you are unsure whether certain material or information is confidential, you agree to consult the Company’s Legal Department for resolution and agree to be bound by the Legal Department’s decision.
Notwithstanding the foregoing, nothing in this Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other relief that you might become entitled to from the SEC or any other Government Agency. Nothing in this Agreement or otherwise requires you to disclose any communications you may have had or may in the future have or information you may have provided or may in the future provide to the SEC or any other Governmental Agency regarding possible legal violations.

Pursuant to the Defend Trade Secrets Act of 2016, the Company and you acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

8.INTELLECTUAL PROPERTY

You agree that all Inventions (as defined below) conceived of or made, produced or written by you alone or with others, whether or not during usual business hours, during the period of your employment by the Company, shall belong to the Company, unless specifically disclaimed by the Company; provided such Inventions grew out of your work with the Company or are related in any manner to the business actually engaged in or actively anticipated during your employment at the Company (i.e., if you invent a new lawn mower, the Company shall not own such invention because the invention did not grow out of your work with the Company and it is not related to the Company’s actual or anticipated business).

For purposes of this Agreement, the term “Inventions” means any of the following materials and information (whether or not reduced to writing, whether or not patentable, whether or not reduced to practice, and all copyright and copyrightable material) which you discover, conceive of or develop, in whole or in part, either solely or jointly with others, as a direct or indirect result of your employment with the Company, in the course of your employment with the Company (in any capacity, whether employee, managerial, planning, sales, research, or otherwise) or through the use of any of the Company’s facilities or resources (including, but not limited to, the Company’s Trade Secrets): discoveries, improvements, processes, devices, designs, apparatuses, practices, concepts, compositions, formulas, techniques, machines, articles of manufacture, methods (including business methods), product concepts and ideas, the nature and results of research and development activities, technical information on product or program performance and reliability, formulas, “know-how,” computer programs, source code, object code, or specifications.

You hereby agree that all inventions, patents and copyrights covered by this Agreement are and will be the sole property of the Company and the Company is free to use them in any way in its best interest. For instance, but without limitation, the rights enjoyed by the Company hereunder may be assigned, licensed or sold without your consent at any time to any successor-in-interest of the Company, or to any parent, sister corporation, affiliate or subsidiary of the Company or any third party. The Company and its licensees, successors, and assigns (direct or indirect) are not required to designate you as an author of any Invention which is subject to this provision, when it is distributed, publicly or otherwise, or to secure your permission to change or otherwise alter its integrity.

You further agree that you will, if you have not yet already: (a) promptly and fully disclose such Inventions to the Company; (b) assign to the Company or its nominee for its sole use and benefit all your rights, title, and interest in and to such inventions for the United States and all foreign countries; and (c) sign and deliver promptly to the Company written instruments and give testimony or furnish other data as may be necessary or proper in the opinion of the Company to obtain, maintain and enforce patents and/or copyrights or assignments thereof (as applicable) for such inventions in the United States and all foreign countries. You hereby assign, sell, transfer, and release to the Company all your right, title and interest in and to each and every invention (and improvements therein and thereto) required to be disclosed by the terms of the Agreement. These obligations shall continue beyond the termination of your employment with respect to such inventions made or conceived by you during the period of your employment.

If any, attached to this Agreement as Schedule B is a complete list of any inventions, patented or unpatented, including brief descriptions thereof or title and dates and documents describing the invention, which you conceived or made prior to the employment by the Company and which you wish to exclude from this Agreement.

9.NON-DISPARAGEMENT

Except for such truthful disclosures as permitted by Section 6(b)(3) and Section 7 of this Agreement, you further agree not to disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of, orally or in writing, the Company, its business practices, products, policies, services, decisions, directors, officers, employees, agents, representatives, advisors or any other entity or person covered by this Agreement.

10.You expressly agree that the markets served by the Company extend nationally and are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in Sections 5 and 7 through 10 have been designed to be reasonable and are no greater than are required for the protection of the Company and do not prevent you from earning a livelihood by working in positions that do not compete with the Company. In the event that a court shall determine that any provision of the Agreement is unenforceable, the parties shall request that the court construe this Agreement in such a fashion as to render it enforceable and to revise time limits to those minimum limits that the court believes are reasonable to protect the interests of the Company. You further acknowledge that your employment at the Company is employment at-will and this Agreement does not alter this at-will relationship. You acknowledge and agree that this covenant has unique, substantial and immeasurable value to the Company, that you have sufficient skills to provide a livelihood for you while this covenant remains in force, and that this covenant will not interfere with your ability to work consistent with your experience, training, and education. To enable the Company to monitor compliance with the obligations imposed by this Agreement, you further agree to inform in writing the Company’s Chief People Officer of the identity of your subsequent employer(s) and your prospective job title and responsibilities prior to beginning employment. You agree that this notice requirement shall remain in effect during the Non-Compete Period and the Non-Solicitation Period.

11.Sections 5 and 7 through 10 do not in any way restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided that such compliance does not exceed that required by the law, regulation, or order.

12.The illegality, unenforceability, or ineffectiveness of any provision of Sections 5 and 7 through 11 shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement. Notwithstanding the confidentiality provisions identified in Sections 6(c)(4) and 7 of this Agreement, you may disclose your restrictive covenants with the Company to prospective employers and agree that the Company may provide a copy of this Agreement to your prospective or future employers.
13.REVIEW PERIOD

You hereby acknowledge (a) that you initially received a copy of the original draft of this Agreement on or before September 29, 2025; (b) that you were offered a period of twenty-one (21) calendar days to review and consider it; (c) that you understand you could use as much of the twenty-one (21) calendar-day period as you wished prior to signing; and (d) that you were strongly encouraged to consult with an attorney in writing before signing this Agreement, and understood whether or not to do so was your decision. You waive any rights to further time to consider the Agreement.

14.REVOCATION OF CLAIMS

You understand that you may revoke the waiver of the ADEA claims made in this Agreement within seven (7) days of you signing. In the event that you revoke your waiver and release of claims under ADEA, the Agreement shall not be effective or enforceable and you will not receive the Retention Bonus or other payments and benefits set forth in this Agreement. Revocation of claims can be made by delivering a written notice of revocation to the General Counsel, SLM Corporation, 300 Continental Drive, Newark, DE 19713. Such revocation shall also be sent by email to the Chief People Officer.

15.You acknowledge that you have read and understand all of the provisions of this Agreement. This Agreement represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. You understand and agree that this Agreement, if not timely revoked pursuant to Section 14, is final and binding when executed by you. You sign this document freely, knowingly and voluntarily. You acknowledge that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction or by an arbitrator to be unenforceable or contrary to law, the remainder of that provision and the remaining provisions of this Agreement will remain in full force and effect to the maximum extent permitted by applicable law. If this Agreement is held to be unenforceable or contrary to law, you agree to repay the Retention Bonus or other payments and benefits set forth in this Agreement that you received.

16.In addition, except as set forth in Section 6(b)(3) and Section 7, and in consideration of the Retention Bonus and other consideration described in this Agreement, you further agree to cooperate with the Company, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against the Company, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews, depositions, discovery, hearings, and trial; and (4) contacting the Company. In the event you are requested, with reasonable notice, to travel as part of this litigation cooperation, the Company agrees to pay your reasonable out of pocket expenses subject to the Company’s then-existing reimbursement policies, including the submission of reasonable documentation.

17.This Agreement may be executed and delivered (including by electronic mail in portable document format (PDF), facsimile, or other electronic transmission) by the Parties in two or more counterparts, each of which is deemed to be an original, with all such counterparts constituting one and the same instrument, and all signatures need not appear on any one counterpart.

18.MISCELLANEOUS
(a)Notices.

Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written. confirmation of receipt by (i) overnight carrier, (ii) registered or certified mail, return receipt requested, postage prepaid, or (iii) such other method of delivery as provides a written confirmation of delivery. Notice to the Company shall be directed to:

Nicolas Jafarieh
Executive Vice President and Chief Legal, Government Affairs, and Communications Officer
SLM Corporation
300 Continental Drive
Newark, DE 19713

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.
(b)Assignment of Agreement. This Agreement is personal to you and shall not be assignable by you without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company may assign this Agreement, without your consent, to any successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this Agreement is so assigned, the “Company” as used throughout this Agreement shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid. In the event of your death, all amounts and benefits then payable or otherwise due to you will be paid or provided to your estate, except to the extent you have appointed a beneficiary in writing pursuant to the terms of any particular plan, policy or arrangement.
(c)Merger of Terms. Except as expressly provided herein, this Agreement supersedes all prior discussions and agreements between you and the Company or any member of the Company with respect to the subject matters covered herein.
(d)Governing Law; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. This Agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of the Company.
(e)Dispute Resolution. Except with respect to the provision in Section 6 concerning securities litigation, you agree to resolve any disputes you may have through final and binding arbitration. You are agreeing to arbitrate any dispute about the validity of this Agreement or any discrimination claim, which means that an Arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim you may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Sections 5 and 7 through 10. You also agree to resolve through final and binding arbitration any disputes you have with the Company, its affiliates, or any current or former officers, employees or directors who elect to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit you might bring, including but not limited to any lawsuit related to a government agency proceeding. BY AGREEING TO THIS AGREEMENT, YOU UNDERSTAND THAT YOU ARE WAIVING YOUR RIGHT TO A JURY TRIAL.

(f)Severability; Captions. In the event that any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this Agreement are not part of the provisions of this Agreement and will have no force or effect.
(g)Section 409A. The provisions of this subparagraph will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this subparagraph, to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this Agreement in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This subparagraph 19(g) does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this Agreement, and in no event shall the Company be liable to you with respect to any taxes, interest or penalties under Section 409A.
Furthermore and notwithstanding any provision of this Agreement to the contrary, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.
(h)Withholding Requirements. All amounts paid or provided to you under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.
(i)Survival. The provisions of Sections 3 through 12 shall survive the expiration of the term of this Agreement and the termination of your employment.
Before you sign this Agreement, please read through each section and carefully consider it. SLM recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this Agreement). You have up to twenty-one (21) calendar days to consider this Agreement. By signing this Agreement, you will be waiving any claims whether known or unknown.

/s/ Will Wolf	Date:	September 29, 2025

Will Wolf
Chief People Officer

Agreed and Signed by:

/s/ Donna Vieira	Date:	September 29, 2025

Donna Vieira
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